Exhibit 2.4

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING
PREMIUM STANDARD FARMS OF NORTH CAROLINA, INC.
INTO
PREMIUM STANDARD FARMS, INC.

     Pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), Premium Standard Farms, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), hereby certifies as follows:

     FIRST: That the Corporation was incorporated on August 16, 1996, pursuant to the DGCL.

     SECOND: That the Corporation owns all of the outstanding shares of the stock of Premium Standard Farms of North Carolina, Inc. a corporation incorporated on September 12, 2000, pursuant to the DGCL (the “Subsidiary”).

     THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on May 6, 2005, determined to and did merge into itself said Subsidiary:

     WHEREAS, Premium Standard Farms, Inc., a Delaware corporation (the “Corporation”), owns all of the outstanding shares of capital stock of Premium Standard Farms of North Carolina, Inc., a Delaware corporation (the “Subsidiary”); and

     WHEREAS, the Board of Directors of the Corporation has deemed it advisable that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”).

     NOW, THEREFORE, IT IS RESOLVED, that, effective upon the filing of (or at such subsequent time as may be specified in) the Certificate of Ownership and Merger filed with respect thereof (the “Effective Time”), the Subsidiary shall be merged with and into the Corporation (the “Merger”), and the Corporation shall be the surviving corporation and the name of the surviving corporation shall continue to be “Premium Standard Farms, Inc.”

     FURTHER RESOLVED, that the proper officer of the Corporation be and he or she hereby is directed to make and execute the Certificate of Ownership and Merger setting forth a copy of the resolutions to merge the Subsidiary with and into the Corporation and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect the merger.

     FURTHER RESOLVED, that anything herein or elsewhere to the contrary notwithstanding, the Merger may be amended or terminated and abandoned by the Board of Directors of the Corporation at any time prior to the time that the Certificate of Ownership and Merger relating thereto has been filed with the Secretary of State and becomes effective.

     FOURTH: The certificate of incorporation of the Corporation as in effect immediately prior to the Merger shall continue in full force and effect.

     IN WITNESS WHEREOF, Premium Standard Farms, Inc. has caused this Certificate to be executed by Gerard Schulte, its Secretary, this 9th day of May, 2005.

PREMIUM STANDARD FARMS, INC.
By:	/s/ Gerard Schulte
	Name:	Gerard Schulte
	Title:	Secretary